Exhibit 10.30

FIRST AMENDMENT TO

ASSET PURCHASE AND EARN OUT AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AND EARN OUT AGREEMENT (the “Agreement”) is made and entered into as of this 15 day of June, 2012 (the “First Amendment Effective Date”) by and between K2M, Inc. (“K2M”) a Delaware corporation, and John Carbone, MD, an individual residing at 20 West Spring Way, Lutherville, MD 21093 (“Dr. Carbone”).

Background

WHEREAS, K2M and Dr. Carbone are parties to a certain Asset Purchase And Earn Out Agreement dated February 12, 2010; and

WHEREAS, pursuant to the Asset Purchase And Earn Out Agreement K2M in cooperation with Dr. Carbone has developed and introduced the Everest pedicle screw system; and

WHEREAS, independent of the Asset Purchase And Earn Out Agreement and the Everest development, K2M sells other products including pedicle screw products such as its MESA taper lock screw; and

WHEREAS, K2M desires to incorporate the bone screw thread configuration of the Everest bone screw into a next generation MESA taper lock screw and may in the future consider incorporating this feature of the Everest screw into other products.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 3 of the Asset Purchase And Earn Out Agreement is hereby amended to read as follows:

3. Purchase Price

Subject to the performance by Dr. Carbone of all of his obligations under this Agreement, in consideration for the acquisition of the Purchased Assets, K2M agrees to (i) assume commercially reasonable costs of attempting to obtain protection of the Patents and Patent Applications in at least the United States, and (ii) pay Dr. Carbone an earn-out payment equal to three and one half percent (3  1⁄2%) of worldwide Net Sales of Products. Earn out payments shall be due on sales of Products by K2M until expiration of the last to expire U.S. Patent issuing from the Patents and Patent Applications which names Dr. Carbone as an inventor (regardless whether as sole or joint inventor) and contains a valid claim which covers such Product, or in the event no U. S. Patent issues from the Patents and Patent Applications with claims covering the particular Product, for ten (10) years from the first commercial sale of such Product. For clarity, it is the intent of the parties that product line extensions shall not constitute a first sale of a new Product under this section, but each distinct Product shall have its own earn out payment term. Under no circumstances shall more than one earn out payment apply to the sale of a Product, e.g., including regardless whether such Product is covered by more than one patent or patent claim included within the Patents and Patent Applications. Notwithstanding the foregoing, in the event that K2M incorporates the bone screw thread but not all features of the Everest screw disclosed and/or claimed in the Patents and Patent Applications into a different product, then the earn out payment to Dr. Carbone on such product shall be one and one half percent (1  1⁄2%) for the applicable period described above. By way of example only, should K2M utilize the bone screw thread design of the Everest screw in a different screw, such as a next generation MESA taper lock screw, the earn out payment rate on such MESA product to Dr. Carbone would be one and one half percent (1  1⁄2%). For the purpose of calculating earn-out payments, sales of rods used with Everest screws shall be included. In the event a rod is capable of being used with both the Everest screw and other screws sold by K2M, sales of such rods shall be included in the calculation of earn-out payments on a pro-rata basis relative to the proportion of Everest screw sales to other screw sales that utilize such common rod, taking into account sales of rods used exclusively with the Everest screw. In no event shall earn out payments be payable to Dr. Carbone under this Agreement for any sales made after February 23, 2031.

In all other respects the Asset Purchase And Earn Out Agreement remains unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Asset Purchase And Earn Out Agreement to be executed by their duly authorized agents on the day and year first above written.

JOHN CARBONE, M.D.

/s/ John Carbone

K2M, INC.

By:	/s/ Eric Major
Eric Major
President and CEO

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